+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person*

         HARPER,                      DAVID                            V.
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        (Last)                      (First)                        (Middle)

   c/o Moore Medical Corp.
   389 John Downey Drive
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                                   (Street)

      New Britain                      CT                          06050-1500
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  MOORE MEDICAL CORP. (MMD)
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year            12/98
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

          VP-Finance

          Member- Office of the President
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7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ---
    ___  Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
   Common Stock                                                                          1,000                D
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

* If this form is filed by more than one reporting person, see Instruction 5(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
  Stock                               $14.25             12/1/98            A        V               6,000
  Option                                                 (1)                                         shares
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
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                              6. Date Exer-      7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and        Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration         (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                            ative       Secur-           of De-        direct
                                 (Month/Day/                                     Secur-      ities            rivative      Bene-
                                 Year)                                           ity         Bene-            Secu-         ficial
                                                                                 (Instr.     ficially         rity:         Owner-
                               --------------------------------------------      5)          Owned            Direct        ship
                               Date     Expira-              Amount or                       at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                       of               Indi-         4)
                               cisable  Date                 Shares                          Month            rect (1)
                                                                                             (Instr. 4)       (Instr. 4)
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
                              12/1/99   11/30/03   Common     1,000           $14.25        16,000              D
                              (2)                  Stock      shares                        (3)
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

Explanation of Responses:
   (1) Granted by the Issuer's Board of Directors under the Issuer's 1998 Non-Qualified Stock Option Plan.
   (2) Exercisable in four equal cumulative annual installments commencing 12/1/99.
   (3) See the Reporting Person's previous Form 4s for Column 2,3,5,6,7 and 8 information with respect to previously granted stock options included herein.

                              -------------------------------  -----------------
                              **Signature of Reporting Person   Date   1/08/99
                                DAVID V. HARPER

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.